FOR IMMEDIATE RELEASE

J .K. ROWLING’S SEVENTH AND FINAL HARRY POTTER NOVEL, HARRY POTTER AND THE DEATHLY HALLOWS,

TO BE PUBLISHED ON JULY 21, 2007

NEW YORK, NY: FEBRUARY 1, 2007 - Harry Potter and the Deathly Hallows by J.K. Rowling, the seventh and final book in the best-selling series, has been scheduled for release at 12:01 a.m. on July 21, 2007, it was announced today by Scholastic, the global children’s publishing, education and media company.

In making the announcement, Lisa Holton, President of Scholastic Children’s Books said, “We are thrilled to announce the publication date of the seventh installment in this remarkable series. We join J.K. Rowling’s millions of readers – young and old, veterans and newcomers – in anticipating what lies ahead.”

Harry Potter and the Half-Blood Prince, J.K. Rowling’s sixth Harry Potter book, was released on July 16, 2005, and was the fastest-selling book in history, selling 6.9 million copies in the first 24 hours. All six Harry Potter books, Harry Potter and the Sorcerer’s Stone, Harry Potter and the Chamber of Secrets, Harry Potter and the Prisoner of Azkaban, Harry Potter and the Goblet of Fire, Harry Potter and the Order of the Phoenix and Harry Potter and the Half-Blood Prince have been number one bestsellers in the United States, the U.K., and around the world. There are currently over 120 million copies of the Harry Potter books in print in the United States alone.

Scholastic will publish Harry Potter and the Deathly Hallows (ISBN: 0-545-01022-5 ; Price: $34.99) in hardcover under the Arthur A. Levine imprint with interior and cover art by Mary GrandPré, who has illustrated the previous six books. The deluxe edition (ISBN: 0-545-02937-6; Price: $65.00) and reinforced library edition (ISBN: 0-545-02936-8 ; Price: $39.99 ) will be published simultaneously.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books and a leader in educational technology. Scholastic creates quality educational and entertaining materials and products for use in school and at home, including children's books, magazines, technology-based products, teacher materials, television programming, film, videos and toys. The Company distributes its products and services through a variety of channels, including proprietary school-based book clubs, school-based book fairs, and school-based and direct-to-home continuity programs; retail stores, schools, libraries and television networks; and the Company's Internet site, www.scholastic.com.

Contact:	Kris Moran	Kyle Good
	212-389-3789	212-343-4563
	kmoran@scholastic.com	kgood@scholastic.com